Exhibit 99.1

Media Contacts:

Chris Halling +44 (0)7580 041073 chris.halling@catalent.com	Richard Kerns +44 (0) 161 728 5880 richard@nepr.eu

Investor Relations:
Thomas Castellano
+1 (732) 537-6175
thomas.castellano@catalent.com
Catalent Names Alessandro Maselli President and Chief Operating Officer
SOMERSET, N.J. – February 13, 2019 — Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced that Senior Vice President, Global Operations Alessandro Maselli has been appointed President and Chief Operating Officer, a new position within Catalent. Maselli will continue to report to John Chiminski, Chair and CEO of Catalent.
“Catalent has enjoyed strong organic growth and integrated several strategic acquisitions since becoming a publicly traded company. We have now reached a stage where we can benefit from more executive team bandwidth to permit the necessary focus on both external opportunities and on operational excellence across our broad scope of businesses,” said Chiminski. “Alessandro will focus on the growth of our existing businesses, drive integration across our offerings, and meet customers’ ever-expanding needs for improved drug development and supply, while I will focus on long-term strategic growth, exploring future transformational opportunities as well as building deeper partnerships with investors, customers, suppliers, and other external constituencies.”
Effective immediately, Catalent’s four Business Unit Presidents will report to Maselli, who will also oversee the functional leaders of global sales and marketing and global quality and regulatory affairs. Management of the daily operations at Catalent’s network of facilities around the world will be fully integrated into the business units. The administrative functions, including Finance, Human Resources and Legal, will continue to report to Chiminski.
"I am honored to be given this opportunity,” said Maselli. “I am confident that we have everything we need to continue to win as we embark on this new chapter. We are expanding our global network, investing in growth-driving capabilities, and elevating our performance to help customers and patients around the world.”

Prior to this appointment, Alessandro Maselli was Senior Vice President of Catalent’s Global Operations. He joined Catalent in 2010 as Director of Operations at Catalent’s pharmaceutical, nutritional, and cosmetics plant in Aprilia, Italy. In 2013, Maselli was appointed General Manager of Zydis® operations at Catalent’s facility in Swindon, U.K, and in 2015 he became Vice President of Operations, Europe, for Catalent’s Drug Delivery Solutions business unit.
Prior to Catalent, Maselli held operational and business leadership roles at Alstom, SGS, and ABB, in roles spanning the automotive and transportation industries as well as consultancy services. Maselli began his career as automation systems engineer in the food industry. A native of Italy, Maselli earned a master’s degree in engineering from the University of Rome.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,800 scientists, at more than 30 facilities across five continents, and in fiscal 2018 generated approximately $2.5 billion in annual revenue. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com

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